EXHIBIT 99.1

Geeknet Announces First Quarter Financial Results

Revenue Increases 12% in First Quarter to $22.3 Million, Highlighted by 15% Growth in ThinkGeek Revenue

FAIRFAX, Va., May 3, 2012 (GLOBE NEWSWIRE) -- Geeknet, Inc. (Nasdaq:GKNT), the online network for the global geek community, today announced financial results for the quarter ended March 31, 2012.

Total revenue for the first quarter of 2012 was $22.3 million compared to $19.9 million of revenue for the first quarter of 2011. Net loss for the first quarter of 2012 was $2.1 million or $0.33 per share compared to net loss of $2.4 million or $0.38 per share, for the same period a year ago. Adjusted EBITDA for the first quarter of 2012 was a loss of $279,000, compared to an adjusted EBITDA loss of $1.1 million for the same period a year ago. A reconciliation of net income as reported to adjusted EBITDA is included in this release.

First Quarter Highlights:

  ThinkGeek e-Commerce revenue increased 15 percent to $17.5 million for the first quarter of 2012, compared to $15.2 million for the first quarter of 2011.
  Media revenue increased 1 percent to $4.8 million for the first quarter of 2012, compared to $4.7 million for the first quarter of 2011.
  Total cash and investments at the end of first quarter 2012 was $32.5 million.

"It was a solid start to the year for Geeknet as we look to build on last year's momentum," said Ken Langone, Executive Chairman, Geeknet. "We are focused on improving upon 2011's positive adjusted EBITDA and cash from operations. With the major organizational and strategic changes completed last year, our experienced management team is now able to focus on operational efficiency and excellence to drive higher returns. We are focusing more investment in GeekLabs to deliver more unique and innovative products in ThinkGeek and our Media team has launched a number of new initiatives designed to improve traffic, monetization and international revenue as the year progresses. Our primary objectives are unchanged, and we remain focused on delivering growth in revenue, profits and cash from operations in 2012."

Supplemental schedules of the Company's quarterly statements of operations and operational statistics are available on the Company's web site at investors.geek.net.

A conference call and audio webcast will be held at 11:00 a.m. ET on May 3, 2012 and may be accessed by calling (877) 348-9353 or (253) 237-1159 outside the U.S., or by visiting investors.geek.net. An audio replay will be available between 2:00 p.m. ET on May 3, 2012 and 11:59 p.m. ET on May 17, 2012 by calling (855) 859-2056 or (404) 537-3406, with Conference ID 59211892.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance. Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance. In addition, we have historically reported adjusted EBITDA to the investment community. We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as net loss which is adjusted for interest and other income (expense), net and income taxes as well as stock-based compensation expense, and depreciation and amortization. The method we use to produce adjusted EBITDA is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as we compute it, excludes certain expenses that we believe are not indicative of our core operating results. We consider our core operating results to include revenue recorded in a particular period and the related expenses that are intended to directly drive operating income during that period.

Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations.  With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions, such as expected future stock price volatility, the expected life of outstanding stock options and awards and the estimated forfeiture rate that's applied to stock-based compensation expense over the course of future fiscal periods.  While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship with how well we currently operate our business.

About Geeknet, Inc.

Geeknet is home to some of the best-known brands in the geek universe, and is the online network for the global geek community. We serve an audience of approximately 52 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

* Source: Google Analytics and Omniture, March 2012

The Geeknet, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7330

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, and Freecode are trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding potential profitability and the growth prospects for our online media and e-Commerce businesses.  Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: success in designing and offering innovative online advertising programs; decreases or delays in online advertising spending, especially in light of current macroeconomic challenges and uncertainty; our effectiveness at planning and managing our e-Commerce inventory; our ability to achieve and sustain higher levels of revenue; our ability to protect and defend our intellectual property rights; rapid technological and market change; unforeseen expenses that we may incur in future quarters; and competition with, and pricing pressures from larger and/or more established competitors.  Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2011, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2012	2011
Net revenue:
e-Commerce revenue	$ 17,510	$ 15,205
Media revenue	4,753	4,711
Total net revenue	22,263	19,916
Cost of revenue:
e-Commerce cost of revenue	14,943	13,634
Media cost of revenue	1,000	1,346
Total cost of revenue	15,943	14,980
Gross margin	6,320	4,936
Operating expenses:
Sales and marketing	3,200	3,368
Research and development	1,890	977
General and administrative	3,300	2,972
Amortization of intangible assets	22	20
Total operating expenses	8,412	7,337
Loss from operations	(2,092)	(2,401)
Interest and other income (expense), net	(16)	(8)
Loss before income taxes	(2,108)	(2,409)
Provision (benefit) for income taxes	13	(23)
Net loss	$ (2,121)	$ (2,386)
Net loss per share:
Basic and diluted	$ (0.33)	$ (0.38)
Shares used in per share calculations:
Basic and diluted	6,385	6,276

GEEKNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 32,546	$ 36,910
Accounts receivable, net of allowance of $256 and $27 as of March 31, 2012 and December 31, 2011, respectively	4,860	6,264
Inventories, net	9,584	8,935
Prepaid expenses and other current assets	3,183	2,377
Total current assets	50,173	54,486
Property and equipment, net	5,745	5,717
Other long-term assets	4,028	4,089
Total assets	$ 59,946	$ 64,292
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 4,911	$ 6,327
Deferred revenue	3,090	3,500
Accrued liabilities and other	1,781	3,409
Total current liabilities	9,782	13,236
Other long-term liabilities	75	71
Total liabilities	$ 9,857	$ 13,307
Commitments and Contingencies
Stockholders' equity:
Common stock, $0.001 par value; authorized — 25,000; issued— 6,527 and 6,473 shares, as of March 31, 2012 and December 31, 2011, respectively; outstanding — 6,402 and 6,361 shares as of March 31, 2012 and December 31, 2011, respectively	7	7
Treasury stock	(1,182)	(978)
Additional paid-in capital	809,274	807,829
Accumulated other comprehensive income	(17)	(1)
Accumulated deficit	(757,993)	(755,872)
Total stockholders' equity	50,089	50,985
Total liabilities and stockholders' equity	$ 59,946	$ 64,292

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$ (2,121)	$ (2,386)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	513	541
Stock-based compensation expense	1,300	729
Provision for bad debts	235	3
Provision for excess and obsolete inventory	86	26
Provision for returns	80	306
Changes in assets and liabilities:
Accounts receivable	1,170	(326)
Inventories	(735)	2,218
Prepaid expenses and other assets	(767)	(149)
Accounts payable	(1,416)	(9,253)
Deferred revenue	(410)	(48)
Accrued liabilities and other	(1,708)	(1,663)
Other long-term liabilities	4	32
Net cash used in operating activities	(3,769)	(9,970)
Cash flows from investing activities:
Purchase of property and equipment	(520)	(229)
Proceeds from sales of intangible assets, net	--	65
Net cash used in investing activities	(520)	(164)
Cash flows from financing activities:
Proceeds from issuance of common stock	145	522
Repurchase of stock	(204)	(110)
Net cash (used in) provided by financing activities	(59)	412
Effect of exchange rates on cash and cash equivalents	(16)	(1)
Net decrease in cash and cash equivalents	(4,364)	(9,723)
Cash and cash equivalents, beginning of year	36,910	35,333
Cash and cash equivalents, end of period	$ 32,546	$ 25,610

GEEKNET, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended March 31,
	2012	2011
Reconciliation of net loss - as reported to adjusted EBITDA:
Net loss - as reported	$(2,121)	$(2,386)
Reconciling items:
Interest and other expense, net	16	8
Provision (benefit) for income taxes	13	(23)
Stock-based compensation expense included in cost of revenues	127	44
Stock-based compensation expense included in operating expenses	1,173	685
Depreciation and amortization	513	541
Adjusted EBITDA	$ (279)	$(1,131)
CONTACT: Investor Relations Contact:
         The Blueshirt Group
         Todd Friedman, Nicole Gunderson
         gknt@blueshirtgroup.com
         Phone: (415) 217-7722